SOLES, HEYN & COMPANY
Accountants and Consultants

July 11, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated July 11, 2019 of PetVivo Holdings, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained herein.

Soles, Heyn & Company, LLP

Soles, Heyn & Company, LLP
West Palm Beach, FL

400 Executive Center Dr, Suite 203
West Palm Beach, FL 33401

Phone: 561-429-6625 www.solesheyncpa.com